Exhibit 4.1

PERNIX THERAPEUTICS HOLDINGS, INC.

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of December 29, 2017

12% Senior Secured Notes due 2020

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) dated as of December 29, 2017, by and among Pernix Therapeutics Holdings, Inc., a Maryland corporation (the “Issuer”) and U.S. Bank National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer, the guarantors party thereto (the “Guarantors”) and the Trustee have entered into an indenture dated as of August 19, 2014 (as amended by that certain First Supplemental Indenture dated as of April 21, 2015, that certain Second Supplemental Indenture dated as of July 21, 2017 and that certain Waiver, Consent and Amendment Agreement dated as of November 2, 2017 and as further amended, supplemented or otherwise modified from time to time, the “Indenture”) relating to the Issuer’s 12% Senior Secured Notes due 2020 (the “Securities”);

WHEREAS, Section 9.02(a) of the Indenture provides, among other things, that the Issuer and the Trustee, with the consent of Holders of not less than a majority in principal amount of the outstanding Securities (the “Required Holders”), may amend or supplement the Indenture for any purpose, including to cure any ambiguity in the Indenture, that is not expressly prohibited by Section 9.02(a);

WHEREAS, the written consent of the Required Holders have been obtained with respect to the proposed amendments set forth herein;

WHEREAS, in accordance with Section 9.02(a) of the Indenture, the Issuer desires, by this Third Supplemental Indenture, to amend the Indenture as set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

SECTION 1. Defined Terms. As used in this Third Supplemental Indenture, terms defined in the Indenture or in the recitals hereto are used herein as therein defined, except that the term “Holders” in this Third Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 2. Amendments to Indenture. The following definition appearing in Section 1.01 of the Indenture shall be deleted and restated as follows:

“Net Sales” means, with respect to Treximet, the gross amounts invoiced by the Issuer or its Affiliates from Third Party customers for sales of Treximet, less the following deductions (determined in accordance with GAAP) made by the Issuer or its Affiliates in accordance with its standard business practices as consistently applied to its other products:

(a) credited allowances to such Third Party customers for spoiled, damaged, rejected, recalled, outdated and returned Treximet products and for retroactive price reductions;

(b) the amounts of trade and cash discounts granted to Third Party customers, to the extent such trade and cash discounts are specifically allowed on account of the purchase of Treximet;

(c) sales taxes, excise taxes and import/export duties due or incurred in connection with the sales of Treximet to any Third Party;

(d) allowances, adjustments (including price protection adjustments, however characterized), reimbursements, discounts, chargebacks and rebates granted to Third Parties, including rebates given to health care organizations or other Third Parties who bought or pay for Treximet; and

(e) any amounts written off or specifically identified as uncollectible, in accordance with the Issuer’s accounting policies consistently applied, provided that such amounts do not exceed 2% of the total Treximet sales.

Notwithstanding the foregoing, if Treximet is sold together with other goods, with or without a separate price for Treximet, then the Net Sales applicable to the quantity of Treximet included in any such transaction will be deemed to be the average Net Sales for such quantity of Treximet for all transactions of Treximet (other than those described in the preceding clause) made during the last full calendar quarter prior to such transaction or during the current quarter if Treximet was not commercially available the last full calendar quarter. “Net Sales” excludes any amounts invoiced or received in connection with any transfers of Treximet between the Issuer and its Affiliates. In no event shall Net Sales be less than zero for purposes of interpreting Section 4.01 of the Indenture.

For the avoidance of doubt, nothing in this definition of “Net Sales” shall prohibit the Issuer from revising its calculation of Net Sales with respect to any accounting period and subsequently applying any resulting increase or decrease in the amount of Net Sales for such accounting period to increase or decrease the calculation of Net Sales for a subsequent accounting period or periods, if and only to the extent the calculation of any of the deductions in clauses (a) through (e) of this definition on any date of determination of Net Sales before a Payment Date differs from the calculation of such deductions when the accounting for such accounting period, as determined in accordance with GAAP, is finalized in connection with the preparation of audited financial statements or interim financial statements, audited or reviewed by an independent public accounting firm, as the case may be, in connection with the filing with the SEC of an annual report on Form 10-K or a quarterly report on Form 10-Q, as the case may be; provided that, and in accordance with the immediately preceding clause, for the purposes of the Payment Date on February 1, 2018, “Net Sales” shall mean the gross amounts invoiced by the Issuer or its Affiliates from Third Party customers for sales of Treximet during such period, reduced by both (i) the sum of clauses (a) through (e) in this definition of Net Sales, and (ii) $6,400,000.

SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

SECTION 4. Notice. The Issuer shall provide notice of this Third Supplemental Indenture in accordance with Section 9.02(b) of the Indenture by providing to holders of the Securities a notice substantially in the form attached hereto as Exhibit A.

SECTION 5. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

SECTION 7. Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 8. Effect of Headings. The Section headings herein are for convenience of reference only and shall not affect the construction thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ Kenneth R. Piña
	Name:	Kenneth R. Piña
	Title:	Senior Vice President &
Corporate Secretary

[Signature Page to Third Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as TRUSTEE

By:	/s/ Georgina Nassar
	Name:	Georgina Nassar
	Title:	Assistant Vice President

[Signature Page to Third Supplemental Indenture]

Exhibit A

PERNIX THERAPEUTICS HOLDINGS, INC.

December 29, 2017

Re: Notice pursuant to Section 9.02(b) of the Indenture (as defined below)

Dear Noteholder:

Reference is made to the Indenture, dated as of August 19, 2014 (the “Original Indenture”), among Pernix Therapeutics Holdings, Inc., a Maryland corporation (the “Issuer”), the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”) and as collateral agent relating to the 12% Senior Secured Notes due 2020 of the Issuer (the “Securities”), as amended and supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of April 21, 2015 by and among the Issuer, the guarantors party thereto and the Trustee, the Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of July 21, 2017 and that certain Waiver, Amendment and Consent Agreement dated as of November 2, 2017 (the “Waiver, Amendment and Consent Agreement”) (the Original Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Waiver, Amendment and Consent Agreement, and as further amended and supplemented from time to time, the “Indenture”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Indenture.

Pursuant to Section 9.02(b) of the Indenture, the Issuer hereby notifies you that the Issuer and the Trustee, with the consent of certain consenting noteholders representing collectively at least a majority in aggregate principal amount of the Securities outstanding as of the date hereof (each, a “Consenting Noteholder” and collectively, the “Consenting Noteholders”) have entered into third supplemental indenture to the Indenture (the “Third Supplemental Indenture”), pursuant to which the definition of Net Sales, as such term is defined in the Indenture, was clarified.

The Issuer has requested that the Trustee deliver this notice to each Holder on the date hereof.

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Very truly yours, Pernix Therapeutics Holdings, Inc.

By:	/s/ Kenneth R. Piña
	Name:	Kenneth R. Piña
	Title:	Senior Vice President & Corporate Secretary